EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 28, 1996 and for the two quarters ended June
14, 1997 and June 15, 1996.

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

                                Quarter Ended                          Fiscal Years Ended
                           ---------- ----------  ---------------------------------------------------------------
                             June 14,   June 15,  December 28, December 30, December 31,  January 1,  January 2,
                              1997       1996         1996        1995         1994        1994         1993
                           (12 Weeks) (12 Weeks)   (52 Weeks)   (52 Weeks)  (52 Weeks)   (52 weeks)   (53 weeks)
                           ---------- ----------  ------------ -----------  ------------ -----------  -----------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense, extraordinary
  loss and cumulative
  effect of change in
  accounting . . . . . . .  $325,796   $251,818      $567,313     $509,638    $421,363    $283,938     $173,415
  Fixed charges. . . . . .   227,318    225,112       482,680      489,939     500,599     556,008      640,004
  Capitalized interest . .    (4,146)    (4,927)      (10,887)      (6,785)     (2,521)        230         (960)
                            --------   --------    ----------     --------    --------    --------     --------
                            $548,968   $472,003    $1,039,106     $992,792    $919,441    $840,176     $812,459
                            ========   ========    ==========     ========    ========    ========     ========
Fixed Charges
  Interest . . . . . . . .  $141,946   $146,413      $311,958     $320,236    $331,097    $391,693     $476,932
  Portion of rental
  payments deemed to be
  interest. . . . . . . .     85,372     78,699       170,722      169,703     169,502     164,315      163,072
                            --------   --------    ----------     --------    --------    --------     --------
                            $227,318   $225,112    $  482,680     $489,939    $500,599    $556,008     $640,004
                            ========   ========    ==========     ========    ========    ========     ========
Ratio of Earnings to
  Fixed Charges . . . . .        2.4        2.1           2.2          2.0         1.8         1.5          1.3

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